Exhibit 10.1

Summary of 2006 Independent Director Compensation

          The Board of Directors approved the following compensation for service by the independent directors on the Company’s Board of Directors and service on certain committees of the Board of Directors for the 2006 fiscal year based upon the recommendations of the Compensation Committee:

Board of Directors		Committees

Fee per in person Meeting:	$1,500	Fee per in person Meeting*:	$1,000
Fee per Telephonic Meeting:	$1,500	Fee per Telephonic Meeting*:	$1,000
Annual Retainer:	$65,000	Chairperson Fees:
Annual Stock Awards:	2,500 shares	Audit Committee	$25,000
		Compensation Committee	$15,000
		Nominating & Corporate
		Governance Committee	$15,000

*	Committee compensation only for meetings held on a different date or not in conjunction with that of a full board session.